UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

June 9, 2021

Date of Report (Date of earliest event reported)

PARATEK PHARMACEUTICALS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-36066	33-0960223
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

75 Park Plaza Boston, MA	02116
(Address of principal executive offices)	(Zip Code)

(617) 807-6600

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	PRTK	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (230.405 of this chapter) or Rule 12b-2of the Securities Exchange Act of 1934 (§ 240 12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by a check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 9, 2021, the Board of Directors (the “Board”) of Paratek Pharmaceuticals, Inc. (the “Company”) appointed Minnie Baylor-Henry to the Board as an independent director, effective as of June 9, 2021. Ms. Baylor-Henry will be a Class I director and will hold office until the 2023 annual meeting of stockholders and until her successor is elected and qualified. The Board has also appointed Ms. Baylor-Henry to the Audit Committee of the Board.

Ms. Baylor-Henry will receive compensation from the Company for her service as a director in accordance with the Company’s non-employee director compensation policy, including an annual director fee of $45,000 and an annual committee fee of $10,000 for Ms. Baylor-Henry's service on the Audit Committee of the Board. Additionally, pursuant to the Company’s non-employee director compensation policy and 2015 Equity Incentive Plan, Ms. Baylor-Henry will receive an initial grant on June 30, 2021 of (i) stock options to purchase 12,800 shares of the Company’s common stock and (ii) restricted stock units representing 19,200 shares of the Company’s common stock. Furthermore, it is expected that she will receive equity compensation in subsequent years pursuant to the non-employee director compensation policy, subject to her continued service as a director of the Board.

In accordance with the Company’s customary practice, the Company has entered into an indemnification agreement with Ms. Baylor-Henry, which requires the Company to indemnify Ms. Baylor-Henry against certain liabilities that may arise in connection with her status or service as a director. The indemnification agreement also provides for an advancement of expenses incurred by Ms. Baylor-Henry in connection with any proceeding relating to her status as a director. The foregoing description is qualified in its entirety by the full text of the form of indemnification agreement, which was filed with the Securities and Exchange Commission (the “SEC”) as Exhibit 10.8 to the Company’s Annual Report on Form 10-K filed on March 9, 2016 and which is incorporated herein by reference.

There is no arrangement or understanding between Ms. Baylor-Henry and any other person pursuant to which Ms. Baylor-Henry was selected as a director. There are no transactions involving Ms. Baylor-Henry requiring disclosure under Item 404(a) of Regulation S-K of the SEC.

A press release announcing Ms. Baylor-Henry’s appointment to the Board is furnished as Exhibit 99.1 hereto.

Item 5.07	Submission of Matters to a Vote of Security Holders.

The 2021 Annual Meeting of Stockholders (the “Annual Meeting”) of the Company was held on June 9, 2021. Proxies for the Annual Meeting were solicited by the Board pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended, and there was no solicitation in opposition to the Board’s solicitation. There were 46,916,278 shares of common stock entitled to vote at the Annual Meeting. A total of 36,272,463 shares of common stock were represented at the Annual Meeting by proxy. The final votes on the proposals presented at the meeting were as follows:

Proposal No. 1 – Election of Directors

Rolf K. Hoffman, Kristine Petersen and Jeffrey Stein Ph.D. were elected as directors to hold office until the 2024 Annual Meeting of Stockholders and until their successors have been duly elected and qualified, or, if sooner, until each director’s death, resignation, or removal, by the following vote:

Nominee	For	Withheld	Broker Non-Votes
Rolf K. Hoffman	22,399,498	3,595,950	10,277,015
Kristine Peterson	23,187,452	2,807,996	10,277,015
Jeffrey Stein, Ph.D.	20,270,089	5,725,359	10,277,015

Proposal No. 2 – Approval of an Amendment to the Company’s Charter to Increase the Number of Authorized Shares of Common Stock

The Company’s stockholders approved an amendment to the Company’s Amended and Restated Certificate of Incorporation, as amended, to increase the number of authorized shares of the Company’s common stock, from 100,000,000 shares to 200,000,000 shares, by the following vote:

For	Against	Abstain
32,971,401	3,116,069	184,993

Proposal No. 3 – Ratification of Selection of Independent Registered Public Accounting Firm

The Company’s stockholders ratified the selection by the Audit Committee of the Board of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2021 by the following vote:

For	Against	Abstain
36,055,643	46,019	170,801
Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Number	Description

99.1	Paratek Pharmaceuticals, Inc. Press Release dated June 14, 2021.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARATEK PHARMACEUTICALS, INC.

Date: June 14, 2021	By:	/s/ William M. Haskel
Name: William M. Haskel
Title: Chief Legal Officer, General Counsel and Corporate Secretary